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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


THE BOARD OF DIRECTORS
SPATIAL TECHNOLOGY INC.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Spatial Technology Inc. of our report dated March 1, 1996, except as to the first paragraph of Note 5, which is as of June 27, 1996, with respect to the consolidated balance sheets of Spatial Technology Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Registration Statement on Form SB-2 of Spatial Technology Inc., effective October 17, 1996.



                                    KPMG PEAT MARWICK LLP


Denver, Colorado
October 16, 1996